UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  06/26/2006

REPUBLIC COMPANIES GROUP, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-51455

DELAWARE	30-0175923
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

222 Delaware Avenue, Suite 900
Wilmington, Delaware 19801
(Address of principal executive offices, including zip code)

(302) 658-3613
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

On June 26, 2006, Republic Companies Group, Inc. ("Republic") entered into an agreement with FirstComp Underwriters Group, Inc. ("FirstComp").

Under terms of the contract, certain Republic insurance subsidiaries will serve as policy issuing insurers for business produced and administered by FirstComp. The FirstComp book of business to be written by the Republic companies is estimated to be $80 million of gross premium in the 2006/2007 underwriting year. These risks are written through FirstComp's network of independent insurance agencies for small- to medium-size businesses primarily in rural and suburban towns of several states nationwide.

Consistent with the operating strategy of Republic's Program Management segment, Republic will cede a portion of the business under a new quota share reinsurance agreement. For the 2006/2007 year of account, the Republic companies will retain 35% of the net premium and underwriting risk of FirstComp's production. The Republic companies will receive fee income for the 65% quota share reinsurance placements.

Republic will file the managing general agent agreement as an exhibit to its Quarterly Report on Form 10-Q for the period ended June 30, 2006. Portions of this document will be omitted pursuant to a confidential treatment request filed with the Securities and Exchange Commission. Such portions will be provided separately to the Commission.

The press release announcing the substantive agreement is furnished as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits

Exhibit 99.1 Press release "Republic Reaches Agreement with FirstComp Underwriters Group" dated June 26, 2006.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REPUBLIC COMPANIES GROUP, INC.

Date: June 26, 2006	By:	/s/ Michael E. Ditto
Michael E. Ditto
Vice President, Corporate Secretary & General Counsel

Exhibit Index

Exhibit No.	Description
EX-99.1	FirstComp Press Release 6-26-06